Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Director's (the "Board Members"). The following tables provide the number of votes cast for,against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) elect Board Members, (2) Revise Fundamental Investment Policies, and (3) Liquidate Fund.


Proposal 1: Elect Board Members.
				                                  Broker
Item Voted On	      Votes For     Votes Against   Abstentions	  Non-Votes

Nominees:
Paul R Ades	     123,276,317.131	3,082,135.672	0.000	  0.000
Andrew L. Breech     123,263,371.782	3,095,081.021	0.000	  0.000
Dwight B. Crane	     123,262,454.821	3,095,997.982	0.000	  0.000
Robert M. Frayn, Jr. 123,177,621.132	3,180,831.671	0.000	  0.000
Frank G. Hubbard     123,240,887.733	3,117,565.070	0.000	  0.000
Howard J. Johnson    123,237,577.056	3,120,875.747	0.000	  0.000
David E. Maryatt     123,181,879.401	3,176,573.402	0.000	  0.000
Jerome H. Miller     123,151,423.644	3,207,029.159	0.000	  0.000
Ken Miller	     123,225,633.504	3,132,819.299	0.000	  0.000
John J. Murphy	     123,258,467.753	3,099,985.050	0.000	  0.000
Thomas T. Schlafly   123,271,369.107	3,087,083.696	0.000	  0.000
Jerry A. Viscione    123,159,026.695	3,199,426.108	0.000	  0.000
R. Jay Gerken, CFA   123,180,648.353	3,177,804.450	0.000	  0.000

Results of Special Meetings of Shareholders

On January 12, 2007, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Trustees (the "Board Members"). The following tables provide the number of votes cast for,against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals:(1) agreement and plan or organization and (2) Revise Fundamental Investment Policies.


Proposal 1: Agreement and Plan of Organization

								Broker
Item Voted On	  Votes For     Votes Against	Abstentions	Non-Votes

Agreement and Plan
   of Organization  21,864,474.463   448,509.872  576,940.827	839,973.000



Proposal 2: Revise Fundamental Investment Policies.

							    Broker
Items Voted On      Votes For	Votes Against  Abstentions  Non-Votes

Borrowing
    Money       21,642,557.481	603,817.771   643,549.910   839,973.000
Underwriting    21,699,845.639	574,400.782   615,678.741   839,973.000
Lending	        21,675,544.826	586,461.069   627,919.267   839,973.000
Issuing Senior
    Securities  21,694,629.007	549,751.341   645,544.814   839,973.000
Real Estate     21,764,660.091	530,575.682   594,689.389   839,973.000
Commodities     21,695,433.183	559,327.671   635,164.308   839,973.000
Concentration	21,714,752.453	570,704.699   604,468.010   839,973.000
Diversification	21,677,642.800	619,819.853   592,462.509   839,973.000
Non-Fundamental 21,587,838.730	709,028.813   593,057.619   839,973.000